Exhibit 10.27

Amendments to the Lockheed Martin Corporation Amended and Restated 2011 Incentive

Performance Award Plan and RSU and PSU Award Agreements Effective January 1, 2017

Excerpt from Section 6 of the Lockheed Martin Corporation Amended and Restated 2011 Incentive Performance Award Plan

(c) Mandatory Provisions Applicable to All Award Agreements. Award Agreements shall be subject to the terms of this Plan and shall be deemed to include the following terms, unless the Committee in the Award Agreement consistent with applicable legal considerations, provides otherwise:

(1) Non-assignability: The Award shall not be assignable nor transferable, except by will or by the laws of descent and distribution, and during the lifetime of a Participant, the Award shall be exercised only by the Participant or by his or her guardian or legal representative. The designation of a Beneficiary hereunder shall not constitute a transfer prohibited by the foregoing provisions.

(2) Rights as Stockholder: A Participant shall have no rights as a holder of Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of the securities. Except in the case of Restricted Stock and except as provided in Section 7, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for Dividend Equivalents or similar economic benefits.

(3) Tax Withholding: Each Participant shall be responsible for payment of all Taxes imposed on such Participant with respect to an Award. All withholding Tax obligations shall be satisfied on or prior to the payment of an Award. If the Corporation concludes that any withholding Tax is required with respect to any Award (including with respect to associated Dividends, Dividend Equivalents, or DDEs), and the Participant has not otherwise made arrangements acceptable to the Corporation to satisfy the withholding Tax obligation, the Corporation may (i) offset an amount for Tax withholding against any obligation of the Corporation to the Participant, (ii) reduce the amount of the Award (including associated Dividends, Dividend Equivalents, or DDEs) paid to the Participant to pay Tax withholding, or (iii) require the Participant or his or her Beneficiary to pay the Corporation an amount in cash to pay Tax withholding . The satisfaction of any withholding Taxes with respect to Share-Based Awards also may be satisfied by cashless exercise as provided in Section 5(g).

Amendment to the RSU Award Agreements:

Notwithstanding anything in this Award Agreement to the contrary, effective January 1, 2017, income tax withholding due at the end of the Restricted Period or on the Vesting Date (as applicable) will be made at the highest individual tax rate unless you elect otherwise in accordance with procedures established by the Corporation.

Amendment to the PSU Award Agreements:

Notwithstanding anything in this Award Agreement to the contrary, effective January 1, 2017, income tax withholding due at the end of the Vesting Period will be made at the highest individual tax rate unless you elect otherwise in accordance with procedures established by the Corporation.